Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports $0.15 EPS for Fiscal 2012 First Quarter; 36%

Increase over Comparable Adjusted Prior Year Quarter

SCHAUMBURG, IL. — November 8, 2011 — Sparton Corporation (NYSE: SPA) today announced results for the first quarter of fiscal 2012 ended September 30, 2011. The Company reported first quarter sales of $51.8 million, or an increase of 13%, from $45.8 million for the first quarter of fiscal 2011. Reported net income for the first quarter of fiscal 2012 was $1.5 million or $0.15 per share, compared to net income of $4.2 million, or $0.41 per share, in the same quarter a year ago. After the adjustments which are described in the non-GAAP reconciliations included later in this press release, first quarter fiscal 2012 adjusted net income was $1.5 million, or $0.15 per share, compared to adjusted net income of $1.1 million, or $0.11 per share, in the prior year quarter.

Consolidated results for the quarters ended September 30, 2011 and 2010:

	For the Three Months Ended September 30
($ in 000’s, except per share)	2011	2010
Net sales	$51,833	$45,767
Gross profit	8,344	7,026

Operating income	2,389	4,254
Adjusted operating income	2,389	1,763

Net income	1,509	4,230
Adjusted net income	1,509	1,104

Income per share – basic and diluted	0.15	0.41
Adjusted income per share – basic and diluted	0.15	0.11

Adjusted operating income, adjusted net income and adjusted income per share – basic and diluted are non-GAAP financial measures that exclude or add the effect of certain adjustments. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included later in this press release.

Highlights for the fiscal 2012 first quarter are summarized below:

•	Net sales of $51.8, representing a 13% increase from the same quarter last year.

•	Gross profit percentage of 16%, compared to 15% for the same quarter last year.

•	Adjusted net income of $1.5 million, or $0.15 per share, versus adjusted net income of $1.1 million, or $0.11 per share in the prior year quarter.

•	Awarded nine new business programs from new and existing customers during the first quarter of fiscal 2012 with a potential fiscal 2012 revenue impact in excess of $6.0 million.

•	Launched new and advanced navigation sensors and hydrophone products for military and commercial uses.

•	Quarter end sales backlog of approximately $145.4 million, representing a 6% increase over the previous quarter and a 28% increase over a year ago. Seventh consecutive quarter of growing backlog.

•	Reached agreement to sell non-performing investment in Cybernet Systems Corporation for $1.75 million with proceeds to be received in the fiscal 2012 second quarter.

Sparton President and CEO Cary Wood commented, “We are pleased with the operating results for our first quarter of fiscal 2012, reporting $0.15 adjusted earnings per share compared to $0.11 adjusted earnings per share for the same quarter in the prior year. Our Medical business contributed to the majority of the growth as the impact of the fiscal 2011 acquisitions along with post acquisition growth in both acquired and new customer programs fueled significant increases in both revenue and adjusted operating income within the Medical segment. Somewhat offsetting the favorable Medical growth was the decline in our DSS segment revenue and operating income in the first quarter as significant anticipated declines in U.S. Navy sonobuoy shipments were only partially offset by the fulfillment of various foreign sonobuoy orders.”

Mr. Wood continued, “We are also pleased with the results of our business development efforts during the quarter, as the Company was awarded nine new business programs with a potential fiscal 2012 revenue impact in excess of $6.0 million. Additionally, during the quarter we achieved a significant milestone in our intellectual property development efforts with the commercial launch of our next generation navigation sensors and advanced acoustic hydrophones. These accomplishments help position Sparton for future success.”

First Quarter Consolidated Results

Consolidated net sales for the quarter ended September 30, 2011 were $51.8 million, an increase of 13% or $6.1 million from the prior year quarter. Medical segment sales increased $8.4 million reflecting the $5.8 million impact of first quarter fiscal 2011 pre-acquisition sales from the Company’s fiscal 2011 acquisitions and $4.6 million of net increased sales to new and existing customers, offset by a $2.0 million anticipated decrease in sales to Siemens Diagnostics. Complex Systems segment sales remained relatively consistent compared to the prior year quarter as $1.8 million of increased sales to multiple new and existing customers was offset by reduced demand for two customers’ programs. DSS segment sales decreased by $2.3 million as an anticipated decrease in U.S. Navy sonobuoy sales was partially offset by increased foreign sonobuoy sales. Consolidated gross profit percentage for the quarter ended September 30, 2011 increased to 16% compared to 15% in the same quarter last year. The increased margin percentage reflects improved results from the Company’s Medical and Complex Systems segments.

Selling and administrative expenses as a percentage of sales decreased to 10.4% of sales from 10.6% in the prior year quarter. The Company incurred $0.4 million and $0.1 million of internally funded research and development expenses in the quarters ended September 30, 2011 and 2010, respectively. During the quarter ended September 30, 2010, the Company recorded a gain on acquisition of $2.6 million and restructuring charges of $0.1 million in relation to its acquisition of Delphi Medical.

The Company recorded an income tax expense of approximately $0.8 million for the quarter ended September 30, 2011 compared to an income tax benefit of less than $0.1 million for the quarter ended September 30, 2010. At June 30, 2011, the Company reinstated approximately $11.7 million of deferred tax assets as the Company now believes it is more likely than not that it will be able to utilize these tax benefits in future periods.

Reported net income for the first quarter of fiscal 2012 was $1.5 million or $0.15 per share, compared to net income of $4.2 million, or $0.41 per share, in the same quarter a year ago. After the adjustments which are described in the non-GAAP reconciliations included later in this press release, first quarter fiscal 2012 adjusted net income was unchanged at $1.5 million, or $0.15 per share, compared to adjusted net income of $1.1 million, or $0.11 per share, in the prior year quarter.

Segment Results

Medical Device (“Medical”)

Medical sales increased approximately $8.4 million in the quarter ended September 30, 2011 as compared with the same quarter last year, reflecting the $5.8 million impact of first quarter fiscal 2011 pre-acquisition sales from the Company’s fiscal 2011 acquisitions of Delphi Medical and Byers Peak in August 2010 and March 2011, respectively, and $4.6 million of net increased sales to new and existing customers, offset by $2.0 million of decreased sales to one customer, Siemens Diagnostics, reflecting the beginning impact of its intended dual sourcing of certain of its programs with the Company. The gross profit percentage on Medical sales increased to 13% from 10% for the quarter ended September 30, 2011 and 2010, respectively, reflecting increased capacity utilization at the Frederick, Colorado facility, cost management efforts at the Strongsville, Ohio facility, certain favorable product mix between the two periods and the Company’s continued implementation of Lean Enterprise. Selling and administrative expenses relating to the Medical segment were $1.6 million and $1.3 million for the quarter ended September 30, 2011 and 2010, respectively, reflecting increased allocated corporate selling and administrative expenses, increased business development expenses and costs relating to changes in operational leadership in fiscal 2012. During the quarter ended September 30, 2010, the Company recorded a gain on acquisition of $2.6 million and restructuring charges of $0.1 million in relation to its acquisition of Delphi Medical. Medical reported operating income of $1.9 million for the quarter ended September 30, 2011 compared to operating income of $2.9 million in the prior year quarter. Adjusted operating income was unchanged at $1.9 million in the current year quarter compared to adjusted operating income of $0.5 million in the prior year quarter.

Complex Systems (“CS”)

CS sales for the quarter ended September 30, 2011 remained relatively consistent as compared with the same quarter last year. The comparable sales reflect $1.8 million of increased sales to multiple new and existing customers, offset by reduced demand for two customers’ programs. The gross profit percentage on CS sales increased to 9% for the quarter ended September 30, 2011 compared to 7% for the quarter ended September 30, 2010. The quarter over quarter comparison reflects favorable product mix, improved pricing, improved performance and an aggressive continuous improvement program. Selling and administrative expenses relating to the CS segment were $0.7 million for the quarter ended September 30, 2011 compared to $0.8 million for the quarter ended September 30, 2010, reflecting decreased allocated corporate selling and administrative expenses, partially offset by increased business development and safety expenses.

Defense & Security Systems (“DSS”)

DSS sales decreased approximately $2.3 million in the quarter ended September 30, 2011 as compared with the same quarter last year, reflecting the anticipated decrease in U.S. Navy sonobuoy production and engineering sales in the current year quarter, partially offset by increased sonobuoy sales to foreign governments. The gross profit percentage on DSS sales was 24% for each of the quarters ended September 30, 2011 and September 30, 2010. The comparable gross profit percentage reflects the positive effects of increased sonobuoy sales to foreign governments in the current year quarter as compared to the prior year period, offset by overall decreased margins related to U.S. Navy sonobuoy sales. Selling and administrative expenses relating to the DSS segment were $1.0 million and $0.8 million for the quarters ended September 30, 2011 and 2010, respectively, reflecting increased business development efforts in the current fiscal quarter. The Company incurred $0.4 million and $0.1 million of internally funded research and development expenses in the quarters ended September 30, 2011 and 2010, respectively. DSS reported operating income of $2.2 million for the quarter ended September 30, 2011 compared to operating income of $3.3 million in the prior year quarter.

Liquidity and Capital Resources

Mr. Wood commented, “We are pleased to have generated $3.2 million in cash flow from operations during our fiscal 2012 first quarter, despite increased accounts receivable in relation to increased foreign sonobuoy sales near the end of the quarter as well as a planned temporary increase in inventory. Subsequent to the quarter end, we have begun to execute on our previously announced plan to repurchase up to $3.0 million of the Company’s common stock over the next two years and look forward to reporting on our progress in the future. Also, in the Company’s second quarter, Sparton has agreed to sell its investment in Cybernet Systems Corporation for $1.75 million, with the sale expected to close in November 2011. The monetization of this non-performing asset further positions us to execute on growth initiatives.”

As of September 30, 2011, the Company had $27 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants with which the Company was in compliance at September 30, 2011.

Outlook

Mr. Wood further commented, “As we continue to execute on our strategic growth plan, reflective in our recent new business wins, proprietary product launches and increasing backlog, I look forward to reporting on future organic growth successes. At the same time, we remain engaged in our search for and discussions with acquisition targets that can fit strategically into our business and remain committed to our vision of Sparton becoming a $500 million enterprise by fiscal 2015.”

Conference Call

Sparton will host a conference call with investors and analysts on November 9, 2011 at 10:00 a.m. CDT to discuss its fiscal year 2012 first quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 773-5134. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=Z3M3WC&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2011, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	September 30, 2011	June 30, 2011 (a)
Assets
Current Assets:
Cash and cash equivalents	$26,984	$24,550
Accounts receivable, net of allowance for doubtful accounts of $102 and $65, respectively	29,199	23,896
Inventories and cost of contracts in progress, net	41,816	38,752
Income taxes receivable	305	305
Deferred income taxes	3,552	4,417
Prepaid expenses and other current assets	3,312	1,491

Total current assets	105,168	93,411
Property, plant and equipment, net	11,832	11,395
Goodwill	7,472	7,472
Other intangible assets, net	1,942	2,053
Deferred income taxes — non-current	5,754	5,740
Other non-current assets	831	2,538

Total assets	$132,999	$122,609

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$129	$126
Accounts payable	14,873	16,608
Accrued salaries and wages	4,573	5,626
Accrued health benefits	940	980
Current portion of pension liability	259	306
Advance billings on customer contracts	25,211	13,021
Other accrued expenses	4,849	5,421

Total current liabilities	50,834	42,088
Pension liability — non-current portion	31	41
Long-term debt — non-current portion	1,637	1,670
Environmental remediation — non-current portion	3,690	3,763

Total liabilities	56,192	47,562

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none outstanding	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,363,310 and 10,236,484 shares issued and outstanding, respectively	12,954	12,796
Capital in excess of par value	20,643	20,635
Retained earnings	43,996	42,487
Accumulated other comprehensive loss	(786)	(871)

Total shareholders’ equity	76,807	75,047

Total liabilities and shareholders’ equity	$132,999	$122,609

(a)	Derived from the Company’s audited financial statements as of June 30, 2011.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended
	September 30, 2011	September 30, 2010
Net sales	$51,833	$45,767
Cost of goods sold	43,489	38,741

Gross profit	8,344	7,026

Operating Expense (Income):
Selling and administrative expenses	5,411	4,834
Internal research and development expenses	398	127
Amortization of intangible assets	111	110
Restructuring/impairment charges	—	77
Gain on acquisition	—	(2,550)
Gain on sale of property, plant and equipment	—	(18)
Other operating expenses	35	192

Total operating expense, net	5,955	2,772

Operating income	2,389	4,254

Other income (expense)
Interest expense	(172)	(170)
Interest income	24	58
Other, net	117	74

Total other expense, net	(31)	(38)

Income before provision for (benefit from) income taxes	2,358	4,216
Provision for (benefit from) income taxes	849	(14)

Net income	$1,509	$4,230

Income per share of common stock:
Basic	$0.15	$0.41

Diluted	$0.15	$0.41

Weighted average shares of common stock outstanding:
Basic	10,268,456	10,200,534

Diluted	10,313,481	10,207,617

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Three Months Ended
	September 30, 2011	September 30, 2010
Cash Flows from Operating Activities:
Net income	$1,509	$4,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	405	323
Deferred income tax expense	847	114
Pension expense	93	190
Stock-based compensation expense	176	123
Gain on acquisition	—	(2,550)
Gain on sale of property, plant and equipment, net	—	(18)
Other	87	87
Changes in operating assets and liabilities:
Accounts receivable	(5,303)	(2,939)
Income taxes receivable	—	(8)
Inventories and cost of contracts in progress	(3,064)	541
Prepaid expenses and other assets	(199)	(104)
Advance billings on customer contracts	12,190	2,645
Accounts payable and accrued expenses	(3,533)	2,363

Net cash provided by operating activities	3,208	4,997
Cash Flows from Investing Activities:
Purchase of certain contract manufacturing assets of Delphi Medical	—	(7,803)
Change in restricted cash	—	(12)
Purchases of property, plant and equipment	(731)	(476)
Proceeds from sale of property, plant and equipment	—	18

Net cash used in investing activities	(731)	(8,273)
Cash Flows from Financing Activities:
Repayment of long-term debt	(33)	(32)
Repurchase of stock	(10)	—

Net cash used in financing activities	(43)	(32)

Net increase (decrease) in cash and cash equivalents	2,434	(3,308)
Cash and cash equivalents at beginning of period	24,550	30,589

Cash and cash equivalents at end of period	$26,984	$27,281

Supplemental disclosure of cash flow information:
Cash paid for interest	$88	$77
Cash paid (received) for income taxes	$4	$(119)

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended September 30, 2011
	Common Stock		Capital In Excess	Retained	Accumulated Other Comprehensive
	Shares	Amount	of Par Value	Earnings	Income (Loss)	Total
Balance at June 30, 2011	10,236,484	$12,796	$20,635	$42,487	$(871)	$75,047
Issuance of stock	141,376	177	(177)	—	—	—
Forfeiture of restricted stock	(13,290)	(17)	17	—	—	—
Repurchase of stock	(1,260)	(2)	(8)	—	—	(10)
Stock-based compensation	—	—	176	—	—	176
Comprehensive income, net of tax:
Net income	—	—	—	1,509	—	1,509
Change in unrecognized pension costs	—	—	—	—	85	85

Comprehensive income						1,594

Balance at September 30, 2011	10,363,310	$12,954	$20,643	$43,996	$(786)	$76,807

	Three Months Ended September 30, 2010
	Common Stock		Capital In Excess	Retained	Accumulated Other Comprehensive
	Shares	Amount	of Par Value	Earnings	Income (Loss)	Total
Balance at June 30, 2010	10,200,534	$12,751	$19,864	$35,026	$(3,372)	$64,269
Stock-based compensation	—	—	123	—	—	123
Comprehensive income, net of tax:
Net income	—	—	—	4,230	—	4,230
Change in unrecognized pension costs	—	—	—	—	144	144

Comprehensive income						4,374

Balance at September 30, 2010	10,200,534	$12,751	$19,987	$39,256	$(3,228)	$68,766

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Sales:

	For the Three Months Ended September 30,
($ in 000’s)	2011	2010	% Chg
SEGMENT
Medical	$27,460	$19,045	44%
CS	12,560	12,328	2%
DSS	15,287	17,597	(13)%
Eliminations	(3,474)	(3,203)	8%

Totals	$51,833	$45,767	13%

Gross profit:

	For the Three Months Ended September 30,
($ in 000’s)	2011	GP %	2010	GP %
SEGMENT
Medical	$3,614	13%	$1,867	10%
CS	1,088	9%	907	7%
DSS	3,642	24%	4,252	24%

Totals	$8,344	16%	$7,026	15%

Operating income (loss):

	For the Three Months Ended September 30,
($ in 000’s)	2011	% of Sales	2010	% of Sales
SEGMENT
Medical	$1,887	7%	$2,947	15%
CS	343	3%	97	1%
DSS	2,241	15%	3,322	19%
Other Unallocated	(2,082)	—	(2,112)	—

Totals	$2,389	5%	$4,254	9%

Adjusted Operating income (loss):

	For the Three Months Ended September 30,
($ in 000’s)	2011	% of Sales	2010	% of Sales
SEGMENT
Medical	$1,887	7%	$474	2%
CS	343	3%	79	1%
DSS	2,241	15%	3,322	19%
Other Unallocated	(2,082)	—	(2,112)	—

Totals	$2,389	5%	$1,763	4%

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES (a)

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended September 30, 2011			For the Three Months Ended September 30, 2010
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$51,833	$—	$51,833	$45,767	$—	$45,767
Cost of goods sold	43,489	—	43,489	38,741	—	38,741

Gross profit	8,344	—	8,344	7,026	—	7,026

Operating expense (income):
Selling and administrative expenses	5,411	—	5,411	4,834	—	4,834
Internal research and development expenses	398	—	398	127	—	127
Amortization of intangible assets	111	—	111	110	—	110
Restructuring/impairment charges (b)	—	—	—	77	(77)	—
Gain on acquisition (b)	—	—	—	(2,550)	2,550	—
Gain on sale of property, plant and equipment, net (b)	—	—	—	(18)	18	—
Other operating expenses	35	—	35	192	—	192

Total operating expense, net	5,955	—	5,955	2,772	2,491	5,263

Operating income	2,389	—	2,389	4,254	(2,491)	1,763

Other income (expense):
Interest expense	(172)	—	(172)	(170)	—	(170)
Interest income	24	—	24	58	—	58
Other, net	117	—	117	74	—	74

Total other expense, net	(31)	—	(31)	(38)	—	(38)

Income before provision for (benefit from) income taxes	2,358	—	2,358	4,216	(2,491)	1,725
Provision for (benefit from) income taxes (c)	849	—	849	(14)	635	621

Net income	$1,509	$—	$1,509	$4,230	$(3,126)	$1,104

Income per share of common stock:
Basic	$0.15		$0.15	$0.41		$0.11

Diluted	$0.15		$0.15	$0.41		$0.11

Weighted average shares of common stock outstanding:
Basic	10,268,456		10,268,456	10,200,534		10,200,534

Diluted	10,313,481		10,313,481	10,207,617		10,207,617

(a)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
(b)	We exclude restructuring/impairment charges, gain on acquisition and gain on sale of property, plant and equipment, net because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
(c)	In the fiscal year 2011 first quarter, we calculate a separate provision for (benefit from) income taxes for GAAP and non-GAAP purposes. For non-GAAP purposes we use a 36% effective tax rate, which represents the projected long-term effective tax rate on non-GAAP pretax income.

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES (a)

(UNAUDITED)

(In thousands)

	For the Three Months Ended September 30, 2011
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$1,887	$343	$2,241	$(2,082)	$2,389

	—	—	—	—	—

Adjusted operating income (loss)	$1,887	$343	$2,241	$(2,082)	$2,389

Depreciation/amortization (c)	$169	$130	$94	$12	$405

	For the Three Months Ended September 30, 2010
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$2,947	$97	$3,322	$(2,112)	$4,254
Restructuring/impairment charges (b)	77	—	—	—	77
Gain on acquisition (b)	(2,550)	—	—	—	(2,550)
Gain on sale of property, plant and equipment, net (b)	—	(18)	—	—	(18)

Adjusted operating income (loss)	$474	$79	$3,322	$(2,112)	$1,763

Depreciation/amortization (c)	$162	$107	$36	$18	$323

(a)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
(b)	We exclude restructuring/impairment charges, gain on acquisition and gain on sale of property, plant and equipment, net because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
(c)	While not a reconciling item between GAAP and non-GAAP operating income, depreciation/amortization is provided here for additional investor information purposes.